Filed Pursuant to Rule 424(b)(3)

Registration No. 333-149466

SELLING STOCKHOLDERS

The persons that may offer shares of our common stock pursuant to this prospectus are persons who have been and/or may be granted awards under our 2000 Stock Option Plan and who currently are “affiliates” of our company by virtue of their status as officers and/or directors. All of the shares of common stock offered pursuant to this prospectus are being offered for the account of the selling stockholders.

Based upon information currently available to us, the following table sets forth for each person named below, as of February 29, 2008 (i) that person’s current position with Pharmos, and (ii) the number of shares of common stock granted and/or underlying awards granted to that person under the plan listed above and that may be offered pursuant to this prospectus. We will, from time to time, amend this table (by means of a supplement to this prospectus) in order to reflect additional grants under the plan and/or to name additional officers and/or directors as selling stockholders.

Selling Stockholder	No. of Shares and Shares Underlying Plan Awards

Robert F. Johnston Executive Chairman	350,000

Srinivas Akkaraju, M.D.,Ph.D. Director	40,000

Anthony B. Evnin, Ph.D. Director	42,500

Elkan R. Gamzu, Ph.D. Director	172,000

Lloyd I. Miller, III Director	45,000

Charles W. Newhall, III Director	42,500

S. Colin Neill President and Chief Financial Officer	335,000